EXHIBIT 99.1

NightHawk Biosciences Provides Third Quarter 2022 Business Update

Durham, NC – November 14, 2022 – NightHawk Biosciences (NYSE American: NHWK), a fully-integrated biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system, today provided strategic, financial, and operational updates for the third quarter ended September 30, 2022.

Jeff Wolf, Chief Executive Officer of NightHawk, commented, “We are continuing to progress our biodefense and biomanufacturing efforts within our Elusys and Scorpion subsidiaries. Towards this end, we are making substantial investments in our biomanufacturing capabilities, including our Scorpion San Antonio biologics manufacturing facility, as well as our planned biomanufacturing facility in Manhattan, Kansas.

Mr. Wolf continued, “Given our evolving focus, we are deprioritizing our oncology programs and discontinuing further development of our clinical-stage oncology assets, including HS-110 and PTX-35, to focus on our biomanufacturing efforts and the discovery, development, and commercialization of innovative medical countermeasures to address unmet and emerging biothreats.”

Mr. Wolf added, “During the quarter, we also recognized $6 million of one-time revenue, related to the sale of ANTHIM® to Canada’s National Emergency Strategic Stockpile, with 80% of these proceeds to be paid out to the former shareholders of Elusys as part of the original purchase consideration.  Nevertheless, we believe this is validation of our strategic decision to acquire Elusys earlier this year.”

Third Quarter 2022 Financial Results

●	Recognized $6.0 million of revenue for the quarter ended September 30, 2022, which included $5.98 million of product sales revenue, $0.06 million of contract revenue, and no CPRIT grant revenue. For the three months ended September 30, 2021 we recognized $0.5 million of grant revenue for qualified expenditures under the CPRIT grant. The increase in product sales revenue is due to the sale of ANTHIM to the Canadian government. The decrease in grant revenue in the current-year period is due to the fact that we have recognized all $15.2 million of CPRIT grant revenue. As of September 30, 2022, we had a grants receivable balance of $1.5 million for CPRIT proceeds not yet received, but for which the costs had been incurred or the conditions of the award had been met. We continue our efforts to secure future non-dilutive grant funding to subsidize ongoing research and development costs.
●	Product cost of sales for the three months ended September 30, 2022 was $6.4 million. No product sales were recognized for the three months ended September 30, 2021. The increase was due to the cost of sales related to the ANTHIM sale to Canada’s National Emergency Strategic Stockpile. Cost of sales was $5.9 million of inventory, $0.3 million of pre-acquisition backlog, $0.2 million of shipping and fulfillment expense and $0.01 million of royalty expense.
●	Research and development expenses increased to $6.9 million for the three months ended September 30, 2022 compared to $4.4 million for the three months ended September 30, 2021.
●	General and administrative expenses were $5.1 million and $3.4 million for the three months ended September 30, 2022 and 2021, respectively. The increase was primarily due to increased personnel costs, as well as higher consulting and professional expenses, offset by a decrease in stock-based compensation expense of $0.2 million.
●	Net loss attributable to NightHawk Biosciences was approximately $13.0 million, or ($0.51) per basic and diluted share for the three months ended September 30, 2022, compared to approximately $7.4 million, or ($0.30) per basic and diluted share for the three months ended September 30, 2021.

●	As of September 30, 2022, the Company had approximately $57.4 million in cash and cash equivalents, and short-term investments.

NightHawk Biosciences, Inc.

NightHawk Biosciences is a fully-integrated biopharmaceutical company focused on the discovery and commercialization of innovative medical countermeasures to defend against emerging biothreats. The Company leverages its integrated ecosystem of subsidiaries to streamline the advancement of novel therapies, breaking through barriers that prolong traditional drug development. This empowers us to bring our ideas to life with efficient control, superior quality, and uncharacteristic agility.

For more information on the Company and is subsidiaries, please visit: www.nighthawkbio.com, and also follow us on Twitter.

Forward Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements such as continuing to make progress in our biodefense and biomanufacturing efforts through our Elusys and Scorpion subsidiaries the planned biomanufacturing facility in Manhattan, Kansas and the sale to Canada’s National Emergency Strategic Stockpile being validation of NightHawk’s strategic decision to acquire Elusys earlier this year.  Important factors that could cause actual results to differ materially from current expectations include, among others, the ability to continue to make progress in our biodefense and biomanufacturing efforts through our Elusys and Scorpion subsidiaries, the ability to successfully integrate Elusys and expand ANTHIM® distribution abroad,  NightHawk’s ability to commence operation in Kansas when anticipated and to successfully operate as a CDMO in San Antonio and Kansas, NightHawk’s and its subsidiaries’ ability to maintain license agreements, the continued maintenance and growth of NightHawk’s and its subsidiaries’ patent estates, NightHawk’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results, the ability to initiate clinical trials and if initiated, the ability to complete them on time and achieve the desired results and benefits, the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to NightHawk’s ability to promote or commercialize its product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of NightHawk’s products, developments by competitors that render such products obsolete or non-competitive, and other factors described in NightHawk’s annual report on Form 10-K for the year ended December 31, 2021, subsequent quarterly reports on Form 10-Qs and any other filings NightHawk makes with the SEC. The information in this presentation is provided only as of the date presented, and NightHawk undertakes no obligation to update any forward-looking statements contained in this presentation on account of new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman
+1 919 289 4017
investorrelations@heatbio.com